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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                             (Amendment No. ___)*


                              ITC/\DeltaCom, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                    Common Stock, par value $.01 per share
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                  45031T 10 4
               -------------------------------------------------
                                (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                 Schedule 13G
-----------------------                                  ---------------------
  CUSIP No. 45031T 10 4                                    Page 2 Of 6 Pages
-----------------------                                  ---------------------

------------------------------------------------------------------------------
 1    NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      National Enterprises, Inc.

------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) [_]
                                                                    (b) [_]
      N/A
------------------------------------------------------------------------------
 3    SEC USE ONLY


------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      Missouri
------------------------------------------------------------------------------
                     5    SOLE VOTING POWER

     NUMBER OF            -0-

      SHARES       -----------------------------------------------------------
                     6    SHARED VOTING POWER
   BENEFICIALLY
                          2,008,632
     OWNED BY
                   -----------------------------------------------------------
       EACH          7    SOLE DISPOSITIVE POWER

    REPORTING             2,008,632

      PERSON       -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER
       WITH
                          -0-
------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      2,008,632

------------------------------------------------------------------------------
10    CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A

------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      8.3%

------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      HC

------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEDULE 13G

-----------------------------                      -----------------------------
CUSIP No.  45031T 10 4                             Page 3 of 6 Pages
--------------------------------------------------------------------------------

Item 1(a)   Name of Issuer:
---------   --------------

            ITC/\DeltaCom, Inc.

      (b)   Address of Issuer's Principal Executive Offices:
            -----------------------------------------------

            206 West Ninth Street
            West Point, Georgia  31833

Item 2(a):  Name of Persons Filing:
---------   ----------------------

            National Enterprises, Inc.

      (b)   Address of Principal Business Office or, if none, Residence:
            -----------------------------------------------------------

            National Enterprises, Inc.
            535 North New Ballas Road
            St. Louis, MO  63141

      (c)   Citizenship:
            -----------

            Missouri

      (d)   Title of Class of Securities:
            ----------------------------

            Common Stock, par value $.01 per share

      (e)   CUSIP Number:
            ------------

            45031T 10 4

Item 3:     Capacity in Which Person is Filing if Statement is Filed Pursuant to
------      --------------------------------------------------------------------
            Rule 13d-1(b) or 13d-2(b):
            -------------------------

            Not applicable.

                                 SCHEDULE 13G

-----------------------------                      -----------------------------
CUSIP No.  45031T 10 4                             Page 4 of 6 Pages
--------------------------------------------------------------------------------

Item 4:    Ownership:
------     ---------

           As of December 31, 1997:

           (a)   Amount Beneficially Owned:                           2,008,632

           (b)   Percent of class:                                    8.3%

           (c)   Number of shares to which such person has:

                 (i)   Sole power to vote or to direct the vote:      -0-

                 (ii)  Shared power to vote or to direct the vote:    2,008,632*

                 (iii) Sole power to dispose or to direct the         2,008,632
                       disposition of:

                 (iv)  Shared power to dispose or to direct the       -0-
                       disposition of:

           * The board of directors of National Enterprises, Inc. has granted to Robert A. Dolson, President of National Enterprises, Inc., the power to vote these shares and may revoke this power at any time.

Item 5:    Ownership of Five Percent or Less of Class:
------     ------------------------------------------

           Not applicable.

Item 6:    Ownership of More than Five Percent on Behalf of Another Person:
------     ---------------------------------------------------------------

           Not applicable.

                                 SCHEDULE 13G

-----------------------------                      -----------------------------
CUSIP No.  45031T 10 4                             Page 5 of 6 Pages
--------------------------------------------------------------------------------

Item 7:    Identification and Classification of the Subsidiary Which Acquired
------     ------------------------------------------------------------------
           the Security Being Reported on By the Parent Holding Company:
           ------------------------------------------------------------

           Not applicable.

Item 8:    Identification and Classification of Members of the Group:
------     ---------------------------------------------------------

           Not applicable.

Item 9:    Notice of Dissolution of Group:
------     ------------------------------

           Not applicable.

Item 10:   Certification:
-------    -------------

           Not applicable.

                                 SCHEDULE 13G

-----------------------------                      -----------------------------
CUSIP No.  45031T 10 4                             Page 6 of 6 Pages
--------------------------------------------------------------------------------

Signature
---------

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 12, 1998



  /s/ Robert A. Dolson
-----------------------------
By:    Robert A. Dolson
Title: President
       National Enterprises, Inc.